Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Carbon Energy Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-50242 and 333-60444) on Form S-8 of Carbon Energy Corporation of our report dated March 21, 2003, with respect to the consolidated balance sheet of Carbon Energy Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Carbon Energy Corporation.

/s/ KPMG LLP
Denver, Colorado
March 31, 2003